EXHIBIT 10.21

                          SECURITIES PURCHASE AGREEMENT


THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated June 19, 2003, is made by and between BIOSPECIFICS TECHNOLOGIES CORP., Inc., a Delaware corporation (the "Company") and ADVANCE BIOFACTURES CORP., a New York corporation ("ABC-NY") and BIO PARTNERS LP, a Delaware limited partnership (the "Investor").

                                    RECITALS

         A.  The Company wishes to obtain certain  financing from Investor.

         B. Investor is willing, on the terms contained in this Agreement, to purchase a 12% Senior Secured Convertible Note of the Company, in the principal amount of $1,575,000 having the characteristics set forth in the form of convertible note, attached hereto as Exhibit A (the " Note")and (ii) shares of Common Stock of the Company as further described in this Agreement.

                                    ARTICLE I

                                  DEFINED TERMS

         The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:

         "33 Act" means the Securities Act of 1933, as amended, or any similar federal law then in force and the regulations promulgated thereunder.

         "34 Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force and the regulations promulgated thereunder.

         "Affiliate" means, with respect to any specified Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person who is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of whom the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (4) another Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified Person or any of the foregoing Persons.

         "Bylaws" means the bylaws of the Company, as amended.

         "Certificate of Incorporation" means the certificate of incorporation of the Company, as originally filed with the Delaware Secretary of State together with all amendments thereto.

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         "Closing" and "Closing Date" mean the consummation of the Company's sale and the Investors' purchase of the Securities.

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Stock" means the $.001 par value common stock of the Company.

         "Conversion Shares" means the Shares issuable upon conversion of the Note.

         "Demand Notes" means, collectively, the promissory notes due on demand made by the Company in favor of Jeffrey K. Vogel (1) dated April 9, 2003 in the principal amount of $100,000; (2) dated May 7, 2003 in the principal amount of $100,000; (3) dated May 22, 2003 in the principal amount of $100,000; (4) dated May 28, 2003 in the principal amount of $20,000; (5) dated May 29, 2003 in the principal amount of $45,000: (6) dated June 5, 2003 in the principal amount of $65,000; and (7) dated June 16, 2003 in the principal amount of $70,000.

         "Domestic Subsidiary" means any Subsidiary organized under the laws of a state of the United States.

         "Draft Form 10-K" means that certain draft Annual Report on Form 10-KSB of the Company for the year ended January 31, 2003 delivered to the Investor's counsel on May 15, 2003, to be filed as such draft may be amended with the Securities and Exchange Commission.

         "Employee Benefit Plan" means any plan regulated under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         "FDA Exception" means the facts and circumstances related to the lack of a Food and Drug Administration license of the Company's Curacao facility, which has resulted in the Company's inability to sell finished product in the United States and has materially negatively impacted the Company's cash flow and ability to continue as a going concern without additional financing.

         "Foreign Subsidiary" means any Subsidiary organized under the laws of
(i) any possession or territory of the United States, or (ii) any jurisdiction outside of the United States.

             "Knowledge" shall mean and include (a) actual knowledge of the Person ; provided that, with respect to the Company, knowledge shall mean the actual knowledge of the chief executive officer and chief financial officer, or persons having similar responsibilities, and (b) that knowledge which a prudent businessperson described in clause (a) of this definition would have obtained in the management of his business.

         "Korpodeko Assets" means those assets of the Company and its Subsidiaries securing the obligations of Advance Biofactures of Curacao, B.V., a Subsidiary of the Company (the "Curacao Subsidiary"), as borrower with respect


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to that certain loan (the "Korpodeko Loan") in the principal amount of 819,000
Antilles Guilders from STICHTING KORPORASHON PA DESAROYO DI KORSOU ("Korpodeko") to the Curacao Subsidiary, pursuant to that certain loan agreement, dated August 6, 2001, as supplemented by that certain letter agreement, dated May 13, 2003 between the Curacao Subsidiary and Korpodeko.

         "Purchased Shares" is defined in Section 2.1 of this Agreement.

         "Securities" means the Note, the Purchased Shares and the Conversion Shares.

         "SEC Filings" means any Company filing required under the '34 Act for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material).

         "Shares" means any shares of the Company's Common Stock.

         "Subsidiary" or "Subsidiaries" of any entity means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions are at the time directly or indirectly owned or controlled by such entity or one or more Subsidiaries of such entity.

         "Trading Market" means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

         "Transaction Documents" means this Agreement, the Note, the Investor Rights Agreement between the Company and the Investor (the "Investor Rights Agreement"), the Guaranty from Edwin Wegman ("Wegman") to Investor (the "Guaranty"), the Pledge Agreement, made by Wegman in favor of the Investor (the "Pledge"); the Security Agreement made by the Company in favor of the Investor(the "Security Agreement"), the Fee Agreement, dated as of January 21, 2003 ( the "Fee Agreement") between the Company and Jeffrey Vogel, the Finder's Fee and Break-Up Fee Letter Agreement, dated April 9, 2003, between the Company and Jeffrey Vogel (the "Finder's Fee Agreement"); the Guaranty from ABC-NY to Investor ("ABC-NY") and any other documents or agreements executed or to be executed in connection with the transactions contemplated under any Transaction Document, including any amendment or restatement of any Transaction Document.

         Additional defined terms are found in the body of the following text.

         The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection. The use of the term "including" shall be deemed to incorporate the phrase "including, by way of example and not of limitation."

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

                                   ARTICLE II

                             PURCHASE AND SALE TERMS

         Section 2.1. Purchase and Sale. Subject to the terms of this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company at the Closing, the Note in the principal amount of $1,575,000 for an aggregate purchase price of One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000). In addition, subject to the terms of this Agreement the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company at the Closing, Two Hundred Ninety-Five Thousand Three Hundred Twelve (295,312) shares of Common Stock (the "Purchased Shares") at a price per Share of $.001 and an aggregate purchase price of Two Hundred Ninety-Five and Thirty-Two One Hundredths Dollars ($ 295.32).

         Section 2.2. Payment. Except as provided below, the Investor shall pay the Company the purchase price of the Securities in full at the Closing by wire transfer of immediately available funds.

         The Company acknowledges that, pursuant to the Demand Notes, the Company borrowed an aggregate of $500,000 from Jeffrey K. Vogel, the sole shareholder of the general partner of the Investor and, individually, a limited partner of the Investor. At the Closing and simultaneously with the delivery of the remainder of the aggregate purchase price, $1,075,295.32, the Company shall pay the interest accrued under the Demand Notes to Mr. Vogel and the $500,000 of principal outstanding under the Demand Notes shall be treated as an advance on the purchase price of the Note due hereunder. The Company's accountants shall reflect such treatment in the books and records of the Company. The Investor, on behalf of Jeffrey K. Vogel, shall deliver all such Demand Notes to the Company for cancellation at the Closing, subject to payment by the Company of the interest accrued under the Demand Notes to Jeffrey K. Vogel.

         Section 2.3. Transfer Legends and Restrictions. Investor shall not be permitted to transfer the Note except to exercise its conversion rights as set forth in the Transaction Documents. The Note shall be imprinted with a legend in substantially the following form (unless otherwise permitted under this Section or unless the Note shall have been effectively registered and sold under the '33 Act and the applicable state securities laws):

         "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE '33 ACT. IT MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS
         (I) A REGISTRATION STATEMENT FOR THE NOTE UNDER THE '33 ACT IS IN EFFECT OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE '33 ACT. THIS NOTE IS SUBJECT TO FURTHER TRANSFER RESTRICTIONS CONTAINED IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT OF DATED JUNE ____, 2003, A COPY OF WHICH IS AVAILABLE AT THE OFFICES OF THE COMPANY."

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

         The certificate representing the Purchased Shares (and the Conversion Shares, if any) shall be imprinted with a legend in substantially the following form:


         "THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE '33 ACT. THESE SHARES MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS PURUSANT TO
         (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE '33 ACT OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE '33 ACT."

         The requirement that the foregoing legends be placed upon certificates evidencing any such securities shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in a public offering under the `33 Act, (ii) when such shares are transferred pursuant to Rule 144 under the `33 Act or (iii) when such shares are transferred in any other transaction if the Investor delivers to the Company an opinion of its counsel, which opinion shall be reasonably satisfactory to the Company, or a "no-action" letter from the staff of the Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the '33 Act upon any sale or other disposition of such securities without registration thereunder. Upon the occurrence of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, but in no event later than five (5) business days after the delivery of such certificates to the Company, shall, at its own expense, deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing such legend.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         Except with respect to Sections 3.1 and 3.3, the "Company" as used in this Article III shall mean the Company and each of its Subsidiaries, as if each of them were making the representations and warranties in this Article III individually. All such representations and warranties are being made by the Company as to itself and as to each of its Subsidiaries, Except as set forth herein or in the Schedules attached to this Agreement, the Company represents and warrants to the Investor, at and as of the Closing that:

         Section 3.1. Corporate Existence. The Company and its Subsidiaries are each a corporation duly incorporated, or other duly formed organization validly existing and in good standing (or such similar status of an organization organized under the laws of a jurisdiction) under the laws of their jurisdiction of formation and each has all requisite power and authority to conduct its business and own its properties as now conducted and owned. Schedule 3.1 is a true and correct certified copy of the Certificate of Incorporation, with all amendments. The Company and its Subsidiaries are each qualified as a foreign corporation to do business in all jurisdictions in which the nature of its


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

properties and business requires such qualification and in which noncompliance with such qualification would reasonably be expected to have a material adverse effect on the business, assets, or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").

         Section 3.2. Power and Authority; No Conflict. The Company has all requisite power and authority, and has taken all required corporate and other action necessary to permit it to own and hold properties to carry on its current business, to execute and deliver this Agreement, to issue and sell the Securities as herein provided and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of the Company's Bylaws or Certificate of Incorporation, or result in the breach of or constitute a default under any material agreement or instrument to which the Company or a Subsidiary is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any Company asset. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by the Investor) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights or creditors' remedies generally and
(ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefore may be brought. Neither this Agreement nor any other Transaction Document gives any Person rights to terminate any agreements with the Company or otherwise to exercise rights, including preemptive rights, against the Company.


         Section 3.3. Subsidiaries. Schedule 3.3 contains a full and complete list of all directly and indirectly owned Subsidiaries of the Company, each Subsidiary's jurisdiction of organization, principal business address, and the percentage of ownership of such Subsidiary by the Company or one or more of its other Subsidiaries. Except as set forth on Schedule 3.3, the Company owns all the outstanding equity interests of each of its Subsidiaries and no Person controls (as defined in the '34 Act) any of the Company's Subsidiaries other than the Company, has any pre-emptive rights or other rights requiring the issuance of additional Subsidiary shares to such Person. Except as disclosed on
Schedule 3.3, the Company has not pledged or otherwise encumbered the stock it owns of any Subsidiary.

         Section 3.4. Litigation. There are no suits, proceedings or investigations pending or to the Company's Knowledge, threatened against or affecting the Company or, to the Company's Knowledge, an officer or director of the Company which could reasonably be expect to have a Material Adverse Effect or materially adversely affect the ability of any officer or director to participate in the affairs of the Company, or which concern the transactions contemplated by the Agreement.

         Section 3.5. Licenses; Compliance with Laws, Other Agreements, etc. Except for the FDA Exception, the Company has all material franchises, permits, licenses, and other rights that it currently deems necessary for the conduct of


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its business as currently conducted and it knows of no basis for the denial of such rights in the future. The Company is not in violation of any order or decree of any court, or of the provisions of any material contract or agreement to which it is a party or by which it may be bound, or, to its Knowledge, of any law, order, or regulation of any governmental authority (except as provided in Section 3.14), and neither this Agreement nor the transactions contemplated hereby will result in any such violation, except in each case for such violations that would not reasonably be expected to have a Material Adverse Effect.

         Section 3.5.1. Intellectual Property Rights and Government Approvals.

(a) Schedule 3.5.1 is a true and complete list and summary description of all patents, trademarks, service marks, trade names, registered copyrights , and any and all applications for the foregoing, all licenses and rights to use the foregoing, and all trade secrets and similar proprietary information owned by the Company or its Subsidiaries, including unregistered copyrighted material necessary or required to conduct their respective businesses as now conducted and as described in its Securities Filings and Section 5.4(a) of this Agreement (collectively, the "Company IP"). To the Knowledge of the Company, the Company IP consists of all the intellectual property rights necessary or required to enable the Company and its Subsidiaries to conduct their respective businesses as now conducted and as described in its Securities Filings and Section 5.4(a) of this Agreement. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, All Company IP is owned by the Company or ABC-NY as listed by entity on Schedule 3.5.1 and no other Subsidiary has any rights or interest in or any claim to any Company IP, except that Advance Biofactures of Curacao N.V, a Netherlands Antilles company (AB-Curacao"). is a party to certain foreign patent applications as indicated on Schedule 3.5.1. Prior to the date hereof, BSTC has caused AB-Curacao to file with the United States Patent and Trademark Office, and ABC-NY has cooperated in such action and executed, as necessary, all documents required to evidence the transfer of all Company IP assigned and sold by AB-Curacao to ABC-NY pursuant to that certain Assignment of Intellectual Property, dated as of June 5, 2003 (the "IP Assignment"). BSTC or ABC-NY has delivered copies of such filings to the Investor prior to the date hereof and shall deliver copies of all recorded documents to Investor upon receipt.

          Notwithstanding anything to the contrary contained in the IP Assignment, AB-Curacao has assigned all licenses, sublicenses, agreements or permissions related to the Company IP assigned under the IP Assignment and the assignment of the foregoing items related to the Company IP did not and does not violate any provision of such items or any law, judgment or order applicable to such assigned items or their assignment.

(b) To the Knowledge of the Company, none of the patents owned or licensed by the Company or its Subsidiaries is unenforceable or invalid, and none of the patent applications owned or licensed by the Company has been challenged by any Person (excluding for the avoidance of doubt challenges in connection with patent prosecution by the United States Patent and Trademark Office or similar foreign authorities).

(c) The Company's and its Subsidiaries' patents disclose patentable subject matter and their respective patent applications disclose useful information and there are no inventorship challenges, nor has any interference been declared or


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provoked, nor is any material fact known with respect to such patents and patent applications that would preclude the issuance of patents with respect to such applications or would render such patents invalid or unenforceable.

(d) The Company and its Subsidiaries are not in breach of and have complied with, all terms of any license or other agreement relating to its patents and patent applications. To the extent Company's or its Subsidiaries' patents and patent applications are sublicensed to the Company or its Subsidiaries by a third party, each of their sublicensed rights shall continue in full force and effect if the principal third party license terminates for any reason.

(e) The Company's and its Subsidiaries' patents disclose and claim patentable subject matter and their respective patent applications disclose useful information under the United States patent laws encompassing the Company's and its Subsidiaries' existing products and products under development to the extent the Company and/or its counsel has determined that any such products should be patented or that a patent application should be filed.

(f) the Company and its Subsidiaries have complied with the required duty of candor and good faith in dealing with the United States Patent and Trademark Office ("PTO"), including the duty to disclose to the PTO all information believed to be material to the patentability of the Company's and its Subsidiaries' patents and pending patent applications.

(g) Except for such Company IP identified in the IP Assignment, the Company, its Subsidiaries and, to the Company's knowledge, its licensors, as appropriate, are identified in the records of the PTO as the holders of record of its trademarks, servicemarks, patents and patent applications and no other Person has any rights, title or interest in such trademarks, servicemarks, patents and patent applications.

(h) Neither the Company nor its Subsidiaries have received any notice of infringement or other complaint that the Company's operations infringe rights of others in any patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses in the foregoing or any other proprietary rights nor does the Company have a reasonable belief that there has been any such infringement.

(i) To the Company's Knowledge, no person employed by the Company or its Subsidiaries has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer in connection with the Company's business, and no person employed by the Company has violated any confidential relationship that such person may have had with any third party in connection with the Company's business.

(j) The Company has the right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all of its other products contemplated in its Securities Filings and as described in Section 5.4(a) of this Agreement and all rights to any processes, systems and techniques which are Company IP developed by any employee or consultant of the Company or its Subsidiaries have been assigned to the Company.

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(k) No royalties, honorariums or fees are or will be payable by the Company to other persons by reason of the ownership or use by the Company of Company IP. To the Company's Knowledge, no officer, director, shareholder or employee of the Company or its Subsidiaries owns or holds, directly or indirectly, any interests in any Company IP.

(l) To the Knowledge of the Company, the Company and its Subsidiaries have all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct their businesses currently or as contemplated in the Securities Filings and Section 5.4(a) of this Agreement.

                  Section 3.5.2. Government Approvals. Assuming the accuracy of the representations and warranties of the Investor made in Article Five of this Agreement, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, or any securities exchange is required in connection with the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to consummate the transactions contemplated in this Agreement or the other Transaction Documents. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

                  Section 3.5.3. Investment Company Act. The Company is not, and immediately after the Closing will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act.

         Section 3.6. Title to Assets. Except for the Korpodeko Assets under the Korpodeko Loan and as otherwise described on Schedule 3.6 , the Company and each Subsidiary has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it, in each case free and clear of all liens. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases of which the Company is in compliance in all material respects. Schedule 3.6A contains a full and complete description of the assets of the Company other than the Company IP. All product and establishment or other licenses or permits, including "Orphan Drug" rights, issued by the United States Food and Drug Administration with respect to the business of the Company and its Subsidiaries are owned or issued in the name of, as the case may be, by either the Company or ABC-NY, as listed by entity in Schedule 3.6.

         Section 3.7. Brokers, etc. Except as set forth in the Finder's Fee Agreement, the Company has not dealt with any broker, finder, or other similar person in connection with the offer or sale of the Securities and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

         Section 3.8. Certain Material Transactions. Except as set forth in
Schedule 3.8 hereto, or disclosed in the SEC Filings, there are no existing material arrangements or proposed material transactions between the Company and


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any officer or director or holder of more than 10% of the capital stock of the
Company. The Company is not a party to any collective bargaining agreement and, to its Knowledge, no organizational efforts are currently being made with respect to any of their respective employees.

         Section 3.9. Contracts and Commitments, etc. Except as set forth on
Schedule 3.9, the Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of them is a party which would reasonably be expected to have a Material Adverse Effect.

         Section 3.10. Employee Benefit Plans. The Company has made available to Investor all (a) material profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not, (b) material plans providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits, (c) material employment agreements not terminable on 30 days (or less) written notice, and (d) material other "employee benefit plans" (within the meaning of Section 3(3) of ERISA). There are no material negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements or plans listed in this Section. The Company is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published authorities thereunder with respect to all such employee benefit plans. The Company is in compliance in all material respects with all other statutes, orders or governmental rules and regulations applicable to such plans. The Company has performed all of its material obligations under all such plans. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened against such plans or the assets of such plans.

                  Section 3.11. Environmental Liabilities. The Company, together with any real property that it owns, leases, or otherwise occupies or uses and the operations of its business (the "Premises") are in compliance in all material respects with all applicable Environmental Laws (as defined below) and orders or directives or any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Company has not received any written citation, directive, letter or other communication or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the ownership or occupation of the Premises or the conduct of its operations. The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals in all material respects. Except as disclosed on Schedule 3.11, to the Company's Knowledge, it has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises nor has the Premises or any property at or near the Premises ever been subject to a release, or a threat of release, of any Hazardous Substance. For purposes of this Agreement, the term "Environmental Laws" shall mean any foreign, federal, state or local law, ordinance or regulation pertaining to the protection of the environment, including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ?? 9601 et seq., Emergency Planning and Community


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Right-to-Know Act, 42 U.S.C. 11001 et seq., and the Resource Conservation and
Recovery Act, 42 U.S.C. ?? 6901 et seq. For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

         Section 3.12. Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, claims or encumbrances (other than liens, claims or encumbrances granted to the Investor). The Company has reserved from its duly authorized capital stock a sufficient number of Shares to enable it to comply with its conversion and exercise obligations under the Note.

         Section 3.13. Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth on
Schedule 3.13 hereto. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and except as disclosed on Schedule 3.13, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments, outstanding securities exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

         Section 3.14. SEC Filings; Financial Statements. Except for its Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003 and its quarterly report on Form 10-QSB for the quarter ended March 31, 2003, the Company has made all SEC Filings required of it preceding the date hereof on a timely basis or has received a valid extension of such time of filingand has filed any such SEC Filings prior to the expiration of any such extension. The Company has previously delivered to the Investor a copy of all SEC Filings . As of their respective dates, the SEC Filings complied, and the Draft Form 10-K in the form the Company will file with the SEC will comply, in all material respects with the requirements of the `34 Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Filings, when filed, contained, and the Draft Form 10-K in the form the Company will file with the SEC will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Filings comply., and the Draft Form 10-K when filed will comply, in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

         Section 3.15. Material Changes. Except for the FDA Exception, those matters disclosed in the SEC Filings, the Draft Form 10-K and as set forth on
Schedule 3.15, since the date of the latest audited financial statements included within the SEC Filings: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (C) costs and expenses incurred in connection with the negotiation of a potential sale of all or substantially all assets of the Company and the transactions contemplated by this Agreement, and (D) costs and expenses incurred in connection with attempting to obtain FDA approval of the Curacao facility, (iii) other than changing its fiscal year end, the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchases, redeemed or made any agreements to purchase or redeem any shares of its capital stock , and (v) the Company has not issued any equity securities (or derivatives thereof) to any officer, director or Affiliate, except pursuant to existing Company stock purchase and stock option plans approved by the stockholders of the Company.

         Section 3.16. Private Placement. Assuming the accuracy of the representations and warranties of the Investor set forth in Article V of this Agreement, the offer, issuance and sale of the Securities to the Investor as contemplated by this Agreement are exempt from the registration requirements of the '33 Act.

         Section 3.17. Listing and Maintenance Requirements. Except for the letter dated May 23 2003 from NASDAQ to the Company, a copy which was previously delivered to Investor, the Company has not, in the twelve months preceding the date hereof, received any written notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The issuance and sale of the securities hereunder does not contravene the rules and regulations of such Trading Market and no shareholder approval is required for the Company to fulfill its obligations under the Transaction Documents.

         Section 3.18. Registration Rights. Except for the registration and related rights granted to the Investor under the Investor Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including piggyback registration rights) to have any securities of the Company registered with the Commission or any other governmental authority.

         Section 3.19. Indebtedness; Seniority. Except as described on Schedule
3.19 or in Section 3.15, (i) the Company has no existing outstanding indebtedness other than trade payables incurred in the ordinary course of business and (ii) no indebtedness of the Company is senior to the Note in right of payment, whether with respect to interest, security, or upon liquidation or dissolution or otherwise. Moreover, except as described on Schedule 3.19, the Company has not loaned to, acted as guarantor for or otherwise served as a creditor of any individual or entity (including any of its direct or indirect Subsidiaries).

         Section 3.20 Disclosure. All disclosure provided to the Investor in connection with the transactions contemplated by this Agreement regarding the Company, its current business and its business as proposed to be conducted, including the Schedules to this Agreement, has been furnished by or on behalf of the Company without any intent to intentionally mislead the Investor. The Company acknowledges and agrees that the Investor does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article V of this Agreement.


         Section 3.21. Investigation. It shall be no defense to an action for breach of this Agreement that the Investors or their agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

         For the purposes of this Article, "Company" shall be deemed to include all Subsidiaries.

         Section 4.1. Use of Proceeds. The Company shall use the proceeds of the issuance of the Securities for general corporate purposes, including repayment of debt existing on the date hereof, but excluding the repurchase of securities of the Company (except as otherwise contemplated in the Transaction Documents).

         Section 4.2. Rule 144. So long as any Securities are outstanding, the Company covenants that it will at all times comply with the current public information requirements of Rule 144(c)(1) under the '33 Act; and (b) at all such times as Rule 144 is available for use by the Investor, the Company will furnish the Investor upon request with all information within the sole possession of the Company required for the preparation and filing of Form 144.

         Section 4.3.  Future Noncompetition and Proprietary Rights Agreements.

                  (a) Proprietary Information. The Company and its Subsidiaries shall implement and maintain all reasonable procedural safeguards, which at a minimum shall include written agreements with the appropriate Person, to (i) require that any Person employed by the Company will not wrongfully employ any confidential information or documentation proprietary to any former employer, and (ii) protect all technical, business and other information developed by or for the Company and its Subsidiaries. The Company shall apply for patent protection for all inventions developed by or for the Company, for which , in the opinion of the Company and/or its counsel, is patentable and that, in the opinion of the Company and/or its counsel, patent proection is required or necessary to conduct its business as now conducted as described in the Securities Filing and in Section 5.4(a) of this Agreement. The Company shall cause each person who becomes an employee of the Company and who shall have access to confidential or proprietary information of the Company or third parties to execute an agreement relating to matters of noncompetition and nondisclosure and assignment. The Company shall cause any person or consultant employed by the Company to assign all inventions of any intellectual property to the Company.

                  (b) Licenses and Intellectual Property. Except for the termination of a license or abandonment of a patent, trademark, tradename or copyright that would not be likely to have a Material Adverse Effect, the Company shall maintain all registrations or applications for all patents, trademarks, service marks, trade names, copyrights and licenses. With respect to the foreign patent applications in the name of Advance Biofactures of Curacao N.V. listed on Schedule 3.5.1 hereto, the Company shall make a reasonable, good faith determination regarding how to handle such applications. Notwithstanding the foregoing, if the Company or any of its Subsidiaries shall terminate any license or abandon any intellectual property, the Company shall provide reasonable notice thereof to the Investor The Investor shall have the option, but not the obligation, to have, at Investor's sole cost, all right, title and interest in such abandoned property assigned to it except where the terms of any terminated or abandoned license prohibit its assignment.

         Section 4.4. Liability Insurance. The Company will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by an insurance company insuring its properties and business against such losses and risks, and in such amounts as are adequate for its business in the Company's good faith determination, it being agreed by the Investor that the maintenance of the Company's current policy or policies on substantially similar terms shall satisfy this covenant. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies.

         Section 4.5. Maintenance of Corporate Existence. Each of the Company and its Subsidiaries will preserve, renew and keep in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business except where the failure to do so will not have a Material Adverse Effect.

         Section 4.6. Governmental Consents. Except for the FDA Exception and the termination of any of the following that would not reasonably be likely to have a Material Adverse Effect, the Company will obtain and maintain all material consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.

         Section 4.7. Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Securities and in the execution and delivery of this Agreement or any other Transaction Document to which it is a party. The Company, at its expense, will promptly execute and deliver to the Investor upon its reasonable request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be necessary in connection therewith.

         Section 4.8. No Conflicting Agreements. The Company hereby agrees that it will not enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Company's performance of its obligations to the Investor pursuant to this Agreement or any other Transaction Document.

         Section 4.9. Limitation on Indebtedness; Extensions of Credit. Other than in connection with the Transaction Documents, without the prior written consent of Investor (which shall not be unreasonably withheld)and while any portion of the Note remains outstanding, after the date hereof, the Company and its Subsidiaries shall not incur any unsecured indebtedness for borrowed money or become a guarantor or otherwise contingently liable for any such indebtedness exceeding in the aggregate Two Hundred Fifty Thousand Dollars ($250,000), except for trade payables, purchase money obligations incurred in the ordinary course of business or intercompany loans to the Company from its Domestic Subsidiaries. Other than any amount loaned to ABC-NY from the proceeds of the Note simultaneously with or within a reasonable period of time after the Closing, , the Company shall not, without the prior written consent of Investor, lend money to, serve as a guarantor of, or otherwise extend credit to any individual or entity (including any of its direct or indirect Subsidiaries).

         Section 4.10 No Liens. Except for (i) the liens and security interests granted to the Investor under the Transaction Documents, (ii) liens that may arise by operation of law, such as materialmen's liens but expressly excluding tax liens for taxes that are past due, (iii) purchase money security interests in connection with purchase money obligations incurred in the ordinary course of business, and (iv) the Korpodeko Assets, the Company will not, and will not permit any Subsidiary to, create or permit to exist any lien on or security interest in any assets of the Company or any assets of any Subsidiary, including Company IP.

         Section 4.11 Limitations On Other Transactions. Without the prior written consent of the Investor or as otherwise provided in this Section, (i) the Company will not, and will not permit any of its Subsidiaries to sell, lease, assign or otherwise dispose of any of the assets of the Company and its Subsidiaries (other than the sale of Inventory (as defined in the Security Agreement) in the ordinary course of business), and (ii) the Company will not sell, hypothecate, pledge, assign or otherwise dispose of any of the capital stock or other securities of any of its Subsidiaries. Notwithstanding the foregoing, the prior written consent of the Investor shall not be required for the Company or its Subsidiaries to enter into any of the foregoing transactions if, as a condition to closing of any such transaction, the Company and its Subsidiaries shall repay the Investor in full and otherwise satisfy their respective obligations to the Investor under the Transaction Documents on or before the closing date for such transaction. The Company agrees to provide the Investor at least 10 days' prior written notice that it or any of its Subsidiaries is entering into a transaction described in this Section but not requiring the prior written consent of the Investor.

         Section 4.12. Waiver. Any violation of an affirmative or negative covenant of the Company may be waived prospectively or retrospectively in a given instance by the Investor, butsuch waiver shall operate only with respect to the particular violation specified in the waiver. The Investor disclaims any intent or purpose to control the Company or to manage its affairs for the benefit of the Investor or otherwise.

         Section 4.13   Indemnification

(a) Indemnification of the Investor. The Company will indemnify and hold the Investor and its partners, officers, directors, shareholders, members, managers employees and agents (each, an "Investor Party") harmless from all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts to be paid in settlements, court costs reasonable attorney's fees and costs of investigation (collectively, "Losses") that any Investor Party may suffer or incur as a result of or relating to any cause of action, suit or claim brought or made against an Investor Party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any of the other Transaction Documents. The Company will reimburse any Investor Party as such expenses are incurred for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection with this Section.

(b) Indemnification of the Company. The Investor will indemnify and hold the Company and its officers, directors, shareholders, members, managers, employees and agent (each, a "Company Party") harmless from all Losses that any Company Party may suffer or incur as a result of or relating to any cause of action, suit or claim brought or made against a Company Party by a third party (including any governmental authority) arising out of or resulting from the breach of any of the representations, warranties, covenants or agreements made by the Investor under Sections 5.1, 5.2, 5.3, 5.4(b), 5.6 or 5.8 of this Agreement.

(c) Procedures for Claims for Indemnification. In the case of claims for which a claim for indemnification is made, the party against who such claim for indemnification is made (the "Indemnitor") shall have the option (x) to assume and thereafter conduct any proceedings or negotiations in connection therewith,
(y) to take all other steps to settle or defend any such claim and (z) to employ counsel of the Indemnitor's choosing to contest any such claim in the name of the party who makes such claim for indemnification (the "Indemnified Party") or otherwise; provided, that, no settlement shall be effected without the advance written consent of the Indemnified Party (which shall not be unreasonably delayed or withheld). The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim, and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnitor if representation of both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnitor shall, within 20 days of receipt of a claim for indemnification, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party's election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend such claim; provided, that no settlement shall be effected without the advance written consent of the Indemnifying Party, which shall not be unreasonably delayed or withheld. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within 20 days after receipt of the claim for indemnification of the Indemnitor's election to defend such claim, the Indemnified Party shall defend such claim. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the second sentence of this paragraph) shall be borne by the Indemnitor but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

         Section 4.14. Publicist. Within four months of the Food and Drug Administration's approval of the Curacao facility, the Company shall retain a publicist mutually acceptable to the Investor and the Company.

         Section 4.15. Payments to Employees. Until the payment of all amounts due under the Note, neither the Company nor any of its Subsidiaries shall increase the cash salary, cash bonus or other cash compensation of Edwin Wegman or Thomas Wegman by more than ten percent (10%) of their cash salary, cash bonus or other cash compensation for fiscal year 2002.

         Section 4.16. Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provisions under the Company's Certificate of Incorporation (or similar charter documents), by-laws, or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including as a result of the Company's issuance of the Securities and the Investor's or its Affiliates' ownership of the Securities or the Investor's right of foreclosure under the Pledge Agreement.

         Section 4.17. Subsidiaries. Without the prior written consent of Investor, neither the Company nor any Subsidiary shall be permitted to (i) make additional capital contributions to, otherwise recapitalize or restructure a Foreign Subsidiary or sell, assign or transfer any of their respective assets (whether tangible or intangible) to a Foreign Subsidiary (including by way of a license or grant of marketing or other rights) or (ii) create any Foreign Subsidiaries not existing prior to the date hereof. If the Company or any Subsidiary creates a Domestic Subsidiary, the Company shall promptly inform Investor. Each new Domestic Subsidiary shall (i) pledge all its assets and become a party to the Security Agreement(s) and (ii) become a co-debtor and party to the Note.

         Section 4.18. European Patent. The Curacao Subsidiary is the owner or assignee of European Patent Office Patent EPO721781B1 June 2002 (collectively with any patent issued therefrom by an individual European Union country, the "European Patent") as further described in Schedule 3.5.1 attached hereto. The Company will use its best efforts to cause the Curacao Subsidiary to assign the European Patent to ABC-NY within 90 calendar days from the date hereof (provided that the Company shall have no such obligation if the costs of assigning the European Patent shall exceed $20,000, including, without limitation, any assignment "fee" or "tax" on the fair market value of the European Patent (to be determined in good faith by the Company and the Curacao Subsidiary). If such costs exceed $20,000 and the 90 day period has elapsed, the Company and the Curacao Subsidiary will use commercially reasonable efforts to assign the European Patent to ABC-NY at a future date.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor represents and warrants to the Company, at and as of the Closing that:

         Section 5.1 Existence. The Investor is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business.

         Section 5.2. Power and Authority. The Investor has all requisite power and authority, and has taken all required corporate (or trust, limited liability company, or partnership, as the case may be) and other action necessary to permit it to own and hold properties to carry on its business, to execute and deliver this Agreement and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of the Investor's partnership agreement or other governance documents. This Agreement has been duly executed and delivered by the Investor and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the valid and binding obligation of the Investor enforceable against the Investor accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors' rights or creditors' remedies generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefore may be brought.

         Section 5.3. Purchase for Investment. The Investor is purchasing the Securities for investment, for its own account and not with a view to distribution thereof.

         Section 5.4. Speculative Nature of Investment; Financial Matters.

(a) Investor understands and acknowledges that:

         (i) the FDA Exception has had a Material Adverse Effect on the Company;

         (ii) the Company's historical financial performance is not indicative of the Company's future results;

         (iii) the Company's efforts to discover, develop and commercialize new products are at a very early stage and these efforts are subject to a high risk of failure; the Company's ability to develop additional products approved by the FDA, such as those relating to injectable uses of Colleganase, and successfully market any such product is highly speculative and they may be unable to do so

         (iv) if the Company's intellectual property rights expire or are not broad enough, the Company's ability to compete may be impaired because third parties may be able to use the Company's technology or sell generic forms of the products developed by the Company. In addition, any patent issued to the Company may be challenged, invalidated, held unenforceable or circumvented and the Company's success will depend in part on its ability to obtain and maintain meaningful patent protection for its products or product candidates throughout the world. The patent positions of the Company involve complex legal and factual questions and the Company will be able to protect its intellectual property rights from unauthorized use by third parties only to the extent that its technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets;

         (v) the Company has limited ability to conduct clinical trials and limited manufacturing, sales, marketing and distribution capabilities and if the Company does not develop these capabilities, it will be dependent on third parties to conduct clinical trials and manufacture and commercialize its products. Furthermore, a third-party manufacturers' failure to comply with FDA regulations could cause interruption of the manufacture of our products;

         (vi) other companies with substantially greater financial resources could compete directly with any of the Company's products;

         (vii) after the consummation of the transactions contemplated by this Agreement, the Company will be highly leveraged with a substantial amount of indebtedness and may be unable to meet all of its payment obligations;

for these and other reasons, the Company may not have sufficient funds to repay amounts owing under the Note or the other Transaction Documents when due or to otherwise comply with its obligations under any of the Transaction Documents.

(b) The Investor represents and warrants to the Company that it understands that the purchase of the Securities involves substantial risk and is highly speculative and that its financial condition and investments are such that it is in a financial position to hold the Securities for an indefinite period of time or until the maturity thereof, as the case may be, and to bear the economic risk of, and withstand a complete loss of, its investment.

         Section 5.5 Unregistered Securities. The Investor understands and acknowledges that the Securities to be acquired by the Investor hereunder have not been registered under the 33 Act or any state securities or "blue sky" law and may not be sold or disposed of in the absence of such registration without exemption from the registration requirements of the 33 Act (including, without limitation, Rule 144 thereof) or any requirements of any state securities or "blue sky" law.

         Section 5.6 Investor Status. At the time the Investor was offered the Securities, it was and, according to representations and warranties given in writing to the Investor, each of its limited and general partners were, and at the date hereof it is, and, according to representations and warranties given in writing to the Investor they are each , an "accredited investor" as defined in Rule 501(a) under the'33 Act. Each general partner and limited partner of the Investor has executed and delivered to the Company the letter in the form attached hereto as Schedule 5.6.

         Section 5.7 Disclosure. During the negotiation of the transactions contemplated herein, the Investor and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers and employees concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

         Section 5.8. Brokers, etc. The Investor has dealt with no broker, finder, commission agent, or other similar person who is not an Affilate in connection with the offer or sale of the Securities and the transactions contemplated by this Agreement, and is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

                                   ARTICLE VI

                       THE CLOSING AND CLOSING CONDITIONS

         Section 6.1. The Closing. The purchase and sale of the Securities shall take place at the Closing to be held at the offices of Tashjian & Padian. The Closing shall occur on the date of execution of this Agreement.

The obligation of the Investor to purchase the Securities at the Closing shall be subject to satisfaction of the following conditions at and as of the Closing:

         Section 6.2. Issuance of Note and Purchased Shares. The Company shall have duly issued and delivered the Note and a certificate for the Purchased Shares to the Investor.

         Section 6.3. Legal Opinion from Counsel for the Company. The Investor shall have received from Fried Frank Harris Shriver and Jacobson, counsel for the Company, an opinion, dated the date of Closing, in the form of Exhibit B attached hereto.

         Section 6.4 Execution of Related Documents. The Investor shall have received the following duly authorized and executed documents at the Closing:
(i) the Note attached hereto as Exhibit A; (ii) the Investor Rights Agreement attached hereto as Exhibit C; (iii) the Guaranty attached hereto as Exhibit D,
(iv) the Pledge attached hereto as Exhibit E, (vi) the Security Agreement attached hereto as Exhibit F; (v) the ABC-NY Guaranty, attached hereto as Exhibit G; and (vi) that certain representation letter (or letters) from Edwin Wegman and Thomas Wegman attached hereto as Exhibit H.

         Section 6.5. Supporting Documents. On the Closing Date, the Investor and its counsel shall have received copies of the following with respect to the Company and each of its Domestic Subsidiaries (and, with respect to AB-Curacao, the following except that the certificate referenced in (1)(d) below shall only cover items (1) and (3) of such provision):

                  (a) copies of the Certificate of Incorporation , and all amendments thereto, certified as of a recent date by the appropriate governmental authority;

                  (b) a certificate of said authority dated as of a recent date as to the due incorporation and good standing of the the relevant entity and listing all documents of the relevant entity on file with said authority;

                  (c) a telegram or telex from said authority as of the close of business on the next business day preceding the Closing Date as to the continued good standing of the relevant entity;

                  (d) a certificate of the Secretary or an Assistant Secretary of the relevant entity, dated the Closing Date and certifying:
                  (1) that attached thereto is a true and complete copy of the Bylaws of such entity as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such entity authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements, the issuance, sale, and delivery of the Securities, as applicable to such entity, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Certificate of Incorporation of such entity has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (b) above; and (4) the incumbency and specimen signature of each officer of such entity executing this Agreement and any Transaction Document, the certificates or documents representing the Securities and any certificate or instrument furnished pursuant hereto; and

                  (e) such additional documents and other information with respect to the operations and affairs of the Company and its Subsidiaries as the Investor or its counsel may reasonably request in advance of the Closing Date.

                  All such documents shall be satisfactory in form and substance to the Investor and its counsel.

         Section 6.6. Payment of Investor's Counsel. All counsel fees and expenses incurred by Investor shall be paid by the Company at the Closing out of the funds advanced hereunder to each such counsel by wire transfer to such account(s) as may be designated by any such counsel. In addition, the Company hereby waives any fee cap contained in the Fee Agreement with respect to such fees and expenses.

                                  ARTICLE VII.

                                  MISCELLANEOUS


         Section 7.1. Expenses. The Company shall bear its own expenses, including legal fees, in connection with this Agreement. The expenses and legal fees of the Investor shall be paid in accordance with the Fee Agreement.

         Section 7.2. Remedies Cumulative. Except as herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

         Section 7.3 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

         Section 7.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 7.5. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

         Section 7.6. Notices. Any notice, demand, request or other communication required to be given pursuant to this Agreement shall be in writing, addressed respectively as follows:

                  If to the Investor, to:

                  Bio  Partners LP
                  1 Meadow  Drive
                  Lawrence, NY 11559
                  Attention:   General Partner
                  with a copy to:

                  Gerald Padian, Esq.
                  Tashjian & Padian
                  15 West 36th Street, 15th floor
                  New York, New York 10018

                  If to the Company, to:

                  BioSpecifics Technologies Corp.
                  35 Wilbur St.
                  Lynbrook, New York 11563
                  Attn: Edwin H. Wegman

                  with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004
                  Attn:  Jeffrey Bagner, Esq.

All notices shall be given by personal delivery, nationally recognized overnight delivery service, such as Federal Express, or registered or certified mail, postage prepaid and return receipt requested. Any party hereto may from time to time change the address to which notices are to be sent, and the recipient of such notice, by giving the other party notice thereof. All notices given pursuant to this section shall be effective upon receipt by the party to whom such notice is directed.

         Section 7.7. No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

         Section 7.8. Amendments. This Agreement may be modified or amended only by a writing signed by the Company and by the Investor.

         Section 7.9. Survival of Agreements, etc. All agreements, representations and warranties contained in this Agreement or made in writing by or on behalf of the Company or the Investor in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, the Closing, and any investigation at any time made by or on behalf of any Investor. Notwithstanding the preceding sentence, however, all such representations (other than intentional misrepresentations) and warranties, but no such agreements, shall expire (i) five (5) years after the date of this Agreement in the case of those made by or on behalf of the Company and (ii) two

(2) years after the date of this Agreement, in the case of those made by or on behalf of the Investor.

         Section 7.10. Construction. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York without regard for its conflicts-of-laws rules. The Company agrees that it may be served with process in the State of New York and any action for breach of this Agreement prosecuted against it in the courts of that State.

         Section 7.11. Entire Understanding. This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement except for those contained in the Transaction Documents.

         Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.

         Section 7.13. Successors, etc.. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Section 7.14. Usury Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Investor with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Investor to the unpaid principal balance of any such indebtedness, such application to be effective from the date such excess payment was made to Investor

         Section 7.15 Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor or at the direction of the Investor pursuant to any Transaction Document or the Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common or equitable cause of action), then, to the extent any such restoration, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         Section 7.16 Interpretation. The parties agree that this Agreement and the other Transaction Documents have been negotiated in detail by the parties and their counsel and that no court in interpreting this Agreement and the other Transaction Documents shall construe them against the drafter.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.



                                BIOSPECIFICS TECHNOLOGIES CORP.,
                                a Delaware corporation




                                By
                                   ------------------------------------
                                       Edwin H. Wegman, President


                                ADVANCE BIOFACTURES CORPORATION,
                                a New York corporation



                                By:
                                    -----------------------------------


                                Its:
                                     ----------------------------------




                                BIO PARTNERS LP,
                                a Delaware limited partnership


                                    By: Bio Management, Inc.,
                                        a Delaware corporation,
                                        its general partner

                                        By:
                                            ---------------------------
                                            Jeffrey K. Vogel, President

EXHIBIT A -  NOTE

EXHIBIT B-  OPINION OF COMPANY COUNSEL

EXHIBIT C -  INVESTOR RIGHTS AGREEMENT

EXHIBIT D - GUARANTY

EXHIBIT E - PLEDGE AGREEMENT

EXHIBIT F - SECURITY AGREEMENT ( ASSETS )

EXHIBIT G - ABC-NY GUARANTY

EXHIBIT H - WEGMAN REPRESENTATION LETTER(S)


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SCHEDULES


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